Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2005 relating to the consolidated financial statements and financial statement schedule of MWI Holdings, Inc. and subsidiary as of September 30, 2004 and 2003 and for the years then ended and the period from June 18, 2002 to September 30, 2002 (“Successor Company Operations”) and MWI Veterinary Supply Co. and subsidiary for the period from October 1, 2001 to June 17, 2002 (“Predecessor Company Operations”) (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the formation and acquisition of the Company and the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Boise, Idaho
April 22, 2005